Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statement Nos. 333-290896 and 333-273945 on Form S-8 and No. 333-273943 on Form S-3 of our report dated February 19, 2026, with respect to the consolidated financial statements of Howard Hughes Holdings Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Dallas, Texas
February 19, 2026